EXHIBIT B

LIST OF EXECUTIVE OFFICERS AND DIRECTORS
OF CDP CAPITAL - WORLD MARKETS INC.

DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Gordon J. Fyfe	CDP Capital - World Markets Inc. 1981, McGill College Avenue Montreal (Quebec) H3A 3C7	President

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Gordon J. Fyfe	CDP Capital - World Markets Inc. 1981, McGill College Avenue Montreal (Quebec) H3A 3C7	President
Denis Senécal	Same	Vice-President, Fixed Income and Currencies
François Grenier	Same	Senior Vice-President, Equity Markets
Stéphane Gagnon	Same	Vice-President, Sectoral Equity Management
Marc Provost	Same	Vice-President, Canadian Equities
Pierre Malo	Same	Vice-President, Currency Market
Christian Pestre	Same	Associate Vice-President, Hedge Funds, Global Fixed Income
Simon Lamy	Same	Associate Vice-President, Canada, Fixed Income and Currencies
Yvon Gaudreau	Same	Associate Vice-President, Corporate Bonds, Fixed Income and Currencies
Marc Cormier	Same	Associate Vice-President, Provincial and Index Bond Market
Sevgi Cecilia Ipek	Same	Associate Vice-President, EAFE, International Equity Market
Guy Lamontagne	Same	Associate Vice-President Alternative Equity Investments
Nathalie Guilbert	Same	Associate Vice-President, Finance and Administration